Exhibit 99.1

DATE:	11/22/04

TO:	All Media

FROM:	Standard Management 10689 N. Pennsylvania Street Indianapolis, Indiana 46280

CONTACT:	Michael B. Berry Investor Relations Phone: 317-574-2865

STANDARD MANAGEMENT

Announces Intended Sale of Standard Life Insurance Company

(Indianapolis, IN) Standard Management Corporation (NASDAQ: SMAN) announced today that it has signed a non-binding letter of intent to sell its Financial Services Division, Standard Life Insurance Company of Indiana (“Standard Life”), to an unaffiliated third party buyer. The proposed buyer, an equity investor group, is experienced in the insurance industry and specializes in asset accumulation. The letter of intent contemplates that the proposed consideration would consist of a majority of cash, the assumption of debt, and preferred stock of the proposed buyer.

Completion of the transaction is subject to various conditions, including negotiation and entry into a definitive purchase agreement (which is anticipated by December 31, 2004), approvals of the Indiana Department of Insurance, Standard Management’s shareholders and the holders of Standard Management’s outstanding Trust Preferred securities, and receipt of an opinion of Standard Management’s financial advisor that the proposed purchase price is fair to Standard Management’s shareholders from a financial point of view.

The letter of intent provides the proposed buyer with a 30-day exclusivity period and further contemplates payment by Standard Management of a break-up fee in the event Standard Management enters into an acquisition agreement with a party other than the proposed buyer following a violation of the exclusivity arrangement by Standard Management or pursuant to an unsolicited offer from another party received during the exclusivity period.

If the proposed transaction is consummated, Standard Life would continue to operate from Standard Management’s national headquarters in Indianapolis. Ronald D. Hunter, Chairman and CEO of Standard Management, would retain his seat on Standard Life’s Board of Directors. The intention of the proposed buyer is to also retain the vast majority of management and staff of Standard Life located at the Indianapolis headquarters.

Mr. Hunter stated, “This decision is a result of a thorough analysis and review of several options to optimize the value of Standard Life. The sale of Standard Life would allow Standard

Management to accelerate its strategic initiatives in the health services segment while providing opportunities for better risk adjusted returns for our shareholders.”

Standard Life was founded in Indianapolis in 1934. Standard Management purchased the insurance company in December, 1989. Standard Life is currently licensed and operates in 48 states and the District of Columbia.

Standard Management is a financial holding company headquartered in Indianapolis, IN. Standard Life Insurance Company of Indiana is a wholly owned subsidiary of Standard Management also headquartered in Indianapolis. Information about both companies can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at sman.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the proposed sale of Standard Life, including estimated timing of the transaction, anticipated benefits to Standard Management and its shareholders of the proposed transaction, future plans for the operation of Standard Life and Standard Management, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Standard Management’s management team and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements: the ability of the parties to enter into a definitive purchase agreement, the ability of Standard Management to obtain regulatory and security holder approval of the proposed transaction, the risks that anticipated cost savings, improved margins or other anticipated benefits to Standard Management may not be fully realized or may take longer to realize than expected. Additional factors that could cause Standard Management’s results to differ materially from those described in the forward looking statements are found in Standard Management’s Annual Report on Form 10-K filed with the SEC and available at the SEC’s website (www.sec.gov).